UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (D)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported)	March 23, 2010

AMBASSADORS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-26420	91-1688605
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

2101 4th Avenue, Suite 210 Seattle, Washington	98121
(Address of principal executive offices)	(Zip Code)

Registrant's Telephone Number, including area code:	(206) 292-9606

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On March 23, 2010, the Company established a term loan and revolving credit facility for working capital purposes (the “Credit Facility”), the terms of which are governed by a Credit and Guaranty Agreement dated as of March 23, 2010 (the “Credit Agreement”), by and among the Company, certain of its subsidiaries (as borrowers and/or guarantors), certain funds and accounts managed by Whippoorwill Associates, Inc., as lenders, Ambassadors International Cruise Group (USA), LLC, as funds agent, and Law Debenture Trust Company of New York, as administrative agent and as collateral agent.  The Credit Facility provides for a $5 million revolving credit facility and for a $10 million term loan (to be drawn in two tranches), the proceeds of which are to be used for working capital and other corporate purposes of the Company, its Windstar Cruises operations and the Company’s other  subsidiaries.  Approximately $7.0 million of the proceeds of the term loan portion of the Credit Facility will be used to fund scheduled dry-docks of two Windstar vessels in April and November 2010.  On March 23, 2010, the first tranche of the term loan, in the amount of $7.5 million, was funded.  Borrowings under the Credit Facility bear interest at a rate of 12 percent per annum, are secured (on a first priority basis) by the three Windstar vessels and substantially all the other assets of the Company and its subsidiaries, and mature on January 2, 2012.  The Credit Facility provides for payment of a 4% annual facility fee to the lenders and customary agent fees.  The Credit Agreement contains a minimum EBITDA financial covenant and other customary covenants for financings of this type, including restrictions on the incurrence of indebtedness, capital expenditures, mergers, sales and other dispositions of property and other fundamental changes, and customary event of default provisions.

In connection with the new Credit Facility, the Company also amended the Indenture dated as of November 13, 2009 among the Company, certain subsidiaries of the Company as guarantors and Wilmington Trust FSB, as indenture trustee (the “Indenture”), relating to the Company’s 10% Senior Secured Notes due 2012, pursuant to a Supplemental Indenture dated as of March 23, 2010, among the Company, certain subsidiaries of the Company as guarantors and Wilmington Trust FSB, as indenture trustee (the “Supplemental Indenture”).  The Supplemental Indenture, among other things, increased the maximum principal amount of the working capital facility permitted thereunder from $10 million to $15 million and modified the terms of the Intercreditor Agreement between the collateral agent for the Credit Facility and the indenture trustee.  The execution of the Supplemental Indenture was consented to by holders of more than 80% in principal amount of the Senior Secured Notes in accordance with the terms of the Indenture.

The forgoing descriptions of the Credit Agreement and the Supplemental Indenture do not purport to be complete and are qualified in their entirety by reference to the full text of the Credit Agreement and the Supplemental Indenture, which are filed with this report as Exhibit 10.1 and Exhibit 4.1, respectively, and are incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 above with respect to the Credit Agreement is incorporated herein in its entirety.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

4.1
Supplemental Indenture dated as of March 23, 2010, to the Indenture dated as of November 13, 2009, by and among the Company, certain subsidiaries of the Company as guarantors and Wilmington Trust FSB, as indenture trustee

10.1
Credit and Guaranty Agreement dated as of March 23, 2010, by and among Ambassadors International, Inc., Degrees Limited (“Degrees”), Wind Star Limited (“Windstar”), Wind Spirit Limited (“Windspirit”, and together with Degrees and Windstar, the “Borrowers”), certain direct and indirect subsidiaries of the Company, as guarantors, Ambassadors International Cruise Group (USA), LLC, as funds agent for the Borrowers, the lenders from time to time party thereto and Law Debenture Trust Company of New York, as administrative agent and as collateral agent

99.1	Press Release dated March 24, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  March 29, 2010

AMBASSADORS INTERNATIONAL, INC.

By:	/s/ Arthur A. Rodney
Name: Arthur A. Rodney
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

4.1
Supplemental Indenture dated as of March 23, 2010, to the Indenture dated as of November 13, 2009, by and among the Company, certain subsidiaries of the Company as guarantors and Wilmington Trust FSB, as trustee

10.1
Credit and Guaranty Agreement dated as of March 23, 2010, by and among Ambassadors International, Inc., Degrees Limited (“Degrees”), Wind Star Limited (“Windstar”), Wind Spirit Limited (“Windspirit”, and together with Degrees and Windstar, the “Borrowers”), certain direct and indirect subsidiaries of the Company, as guarantors, Ambassadors International Cruise Group (USA), LLC, as funds agent for the Borrowers, the lenders from time to time party thereto and Law Debenture Trust Company of New York, as administrative agent and as collateral agent

99.1	Press Release dated March 24, 2010